Exhibit 10.1

EXECUTION COPY

MASTER AGREEMENT AND LEASE AGREEMENT

THIS MASTER AGREEMENT AND LEASE AGREEMENT (alternatively the “Lease” or the “Agreement”) is entered into this 1st day of July, 2015, by and between Minera William S.A. de C.V. (hereinafter “William”) and Minera Hecla, S.A. de C.V. (hereinafter “Hecla”).

W I T N E S S E T H

WHEREAS, William is the owner of Leased Premises, as described herein;

WHEREAS, Hecla wishes to lease the Leased Premises from William, and William wishes to lease the Leased Premises to Hecla, pursuant to the terms and conditions established in this Agreement.

NOW THEREFORE, in consideration of the terms and conditions contained in this Agreement, the parties hereby agree as follows:

SECTION 1 — LEASED PREMISES

“Leased Premises” shall mean (i) an easement (the “Easement”) granted or to be granted by William to Hecla over those certain lands set forth in Exhibit A, and (ii) the oxide processing plant and related buildings and facilities located at William’s Velardeña properties (“Plant 2”) as set forth in Exhibit B.

SECTION 2 - REPRESENTATIONS

I.                                        William hereby represents that:

a)                                     It is a company duly incorporated and existing pursuant to the laws of Mexico, with Tax ID number MWI960314368 with the required authority and sufficient means to enter into this Agreement.

b)                                     Its legal representative executing this Agreement on its behalf is authorized and has sufficient power and authority to do so.

c)                                      WILLIAM MAKES NO REPRESENTATION OR WARRNTY REGARDING THE CONDITION OF THE LEASED PREMISES, WHICH ARE BEING LEASED TO HECLA ON AN AS IS, WHERE IS BASIS, OR ABOUT THE FITNESS OF THE LEASED PREMISES FOR MINERAL PROCESSING OR ANY OTHER PURPOSE.

II.                                   Hecla hereby represents that:

a)                                     It is a company duly incorporated and existing pursuant to the laws of Mexico, with Tax ID number MHE920507BY1 with the required authority and sufficient means to enter into this Agreement.

b)                                     Its legal representative executing this Agreement on its behalf is authorized and has sufficient power and authority to do so.

c)                                      It has had the opportunity to inspect and perform sufficient due diligence regarding the Leased Premises, including the condition of Plant 2.  Hecla accepts the Leased Premises on an AS IS, WHERE IS basis.

SECTION 3 - LEASE

William hereby leases to Hecla and Hecla hereby leases from William the Leased Premises, AS IS and WHERE IS, pursuant to the terms and conditions hereinafter set forth in this Agreement.

SECTION 4 - TERM

The initial term of the Lease shall be for eighteen (18) months (the initial term and as it may be extended, the “Lease Term”), commencing on July 1, 2015 (the “Commencement Date”) and ending on December 31, 2016. Hecla has the right to extend the Lease Term for an additional term of six (6) months until June 30, 2017 (the “Additional Term #1”), by written notice to William at least 90 calendar days prior to the end of the Lease Term.  During the Additional Term #1, Hecla shall retain exclusive use of the Leased Premises, on the same terms and conditions set forth in this Agreement.  Hecla may request extension of the Lease Term for a second additional term of six (6) months until December 31, 2017 (the “Additional Term #2”), by written notice to William at least 90 calendar days prior to the end of Additional Term #1.  William may reject Hecla’s request for Additional Term #2 at William’s sole option, in the event that William elects to use the Leased Premises, or to prepare to use the Leased Premises, to process material produced from a property controlled by William or an affiliate of William.  If William grants Hecla’s request for an Additional Term #2, Hecla shall retain exclusive use of the Leased Premises during such Term, on the same terms and conditions as set forth in this Agreement.

SECTION 5 — USE OF THE LEASED PREMISES

a)                                     Plant 2 includes an oxide processing plant. Attached hereto as Exhibit C of this Agreement is an inventory of machinery and equipment (the “Equipment”).  Said Equipment is part of Plant 2 and the Leased Premises.

b)                                     Hecla shall use the Leased Premises for the delivery, storage and processing through Plant 2 of minerals and mineralized material, the proper deposition of waste from such mineral processing, and the shipment of mineral products from the Leased Premises to other locations for further processing or sale, and related activities (collectively the “Permitted Use”), and Hecla shall not use the Leased Premises for any other purposes.  Hecla may use Plant 2 to process only such material and such amount of material as is permitted by applicable tailings, environmental and other permits (whether such permits be permits issued to Hecla or to William) and as can be processed in compliance with the terms of this Lease including without limitation the provisions of Section 7(b), and Hecla agrees to comply with the processing limitations and other requirements of all such permits.  Hecla may use, for the disposal of waste material from its operations at Plant 2, up to a total volume of 80,000 cubic meters of tailings dam capacity in the tailings facility on the Leased Premises during the Lease Term, provided that such amount may be increased in accordance with Section 9.

c)                                      Hecla may make certain improvements and alterations to Plant 2 at Hecla’s cost, subject to the prior written approval of William which shall not be unreasonably withheld.  Hecla shall provide William with a detailed description of the proposed improvements and alterations to Plant 2 when it requests approval of the same, and following the construction or addition of any such improvements and alterations Hecla shall provide an updated description of the as built improvements and alterations, together with engineering drawings and plans and such other information as William reasonably requests in writing.

d)                                     Hecla will conduct its operations on the Leased Premises pursuant to and in compliance with environmental permits and licenses required by applicable law for Hecla’s operations and obtained by Hecla.  If Hecla reasonably believes and notifies William in writing, in reasonable detail, that it will be unable to obtain its own environmental permits and licenses on or before March 31, 2016, but that approval of environmental authorities can be obtained on or before March 31, 2016 for Hecla to conduct its operations pursuant to the environmental permits and licenses of William, then Hecla and William shall proceed to obtain such approval.  The advance approval of environmental authorities is required in order for Hecla to process its material through Plant 2 and use the tailings facility.  Hecla may not process any of its material through Plant 2 or use the tailings facility prior to receiving such approvals.  William and Hecla will cooperate and assist each other in requesting the required approvals from the environmental authorities, including providing information regarding material to be processed by Hecla and other aspects of Hecla’s planned operations.  If the approvals of environmental authorities required for Hecla to process its material through Plant 2 and use the tailings facility have not been obtained on or before March 31, 2016, either Hecla or Golden shall have the right to terminate this Agreement.  In order to exercise this right, the party wishing to terminate shall provide written notice of such termination to the other party on or before 5:00 p.m., Torreon time, on March 25, 2016.  Termination of this Agreement is terminated under this Section 5(d) shall be without penalty to either Hecla or William.

e)                                      William is party to a labor contract with Sindicato Nacional de Trabajadores Mineros, Metalurgicos, Siderurgicos y Similares de la Republica Mexicana (the “Syndicato”)that currently covers the operation of Plant 2.  Hecla will negotiate with the Syndicato to establish its own labor contract with respect to its activities on the Leased Premises, and William will work with Hecla in these matters.  If Hecla has not entered into a labor contract with the Syndicato on or before January 1, 2016 then Hecla and William will cooperate so that employees working for Hecla on the Leased Premises will be employed by William, with the costs thereof plus a fee equal to 5% of such costs and applicable VAT reimbursed monthly by Hecla to William within 5 working days following receipt of the factura for the same.  Under all circumstances, Hecla will comply with the union contract applicable to its operations on the Leased Premises, including without limitation the payment of employment and statutory taxes, e.g. IMSS and infonavit.  Hecla acknowledges that William’s current labor contract is subject to renegotiation and possible termination in or after March 2016, and agrees that, if Hecla does not have its own labor contract, Hecla will conduct its operations on the Leased Premises pursuant to any labor contract subsequently negotiated by William that is in effect during the Lease Term.  If Hecla does not have its own labor contract, and William does not enter into a new labor contract following the expiration of the current labor contract, William shall have the right to terminate this Agreement without penalty.  Hecla will cooperate with and assist William in maintaining positive relations with the Syndicato.

f)                                       Hecla will conduct its operations on the Leased Premises in a good and workmanlike manner in accordance with standard international mining industry practices.  Hecla will provide to William within 5 days following the end of each calendar month a report of daily tonnage of material processed through Plant 2 for that calendar month..

g)                                      Each of Hecla and William will conduct its operations on the Leased Premises in compliance with all valid and applicable federal, state and local laws, rules and regulations in the United States and Mexico, including without limitation such laws, rules and regulations pertaining to social security, unemployment compensation, wages and hours and conditions of labor, environmental laws, licenses and permits, and anti-corruption laws including without limitation the United States Foreign Corrupt Practices Act.

h)                                     Hecla shall keep the title to the Leased Premises free and clear of all liens and encumbrances that result, or to the extent such result, from its performance of its operations and related activities hereunder; provided, however, that Hecla may refuse to pay any claims asserted against it which it disputes in good faith.  At its sole cost and expense, Hecla shall contest any suit, demand or action commenced to enforce such a claim and, if the suit, demand or action is decided by a court or other authority of ultimate and final jurisdiction against Hecla or the Leased Premises or William, Hecla shall promptly pay the judgment and shall post any bond and take all other action necessary to prevent any sale or loss of the Leased Property or any part thereof.  These obligations shall survive the termination of this Agreement.

i)                                         Hecla will be responsible for maintaining safety rules in accordance with industry standards, including but not limited to those mandated by applicable law.  Hecla shall bear all responsibility under the law for the safety of its own personnel employed on the Leased Premises and for persons entering the Leased Premises as Hecla’s agents or authorized visitors.  Hecla will designate a safety representative who shall be responsible for all safety aspects of any activities or operations carried out by Hecla.

j)                                        Hecla shall assume full responsibility for the security of the Leased Premises, its operations on the Leased Premises and for the materials and supplies, equipment, ore and mineral products on the Leased Premises.  If at any time the security arrangements of Hecla with respect to the Leased Premises are deemed or any regulatory agency to be inadequate or incomplete, William or Hecla may take whatever action is reasonably necessary to remedy such inadequacy or incompleteness and any costs associated with such action shall be for the account of Hecla.  If William believes that the security arrangements of Hecla with respect to the Leased Premises are not adequate, William shall provide written notice to Hecla, and Hecla and William shall cooperate to resolve William’s concerns. The taking of such action shall in no way relieve Hecla of any responsibility for the complete security of the Leased Premises and its equipment and other assets located on the Leased Premises.

k)                                     Hecla shall provide efficient, experienced, knowledgeable and technically qualified management and supervision to operate Plant 2 and the tailings facilities, including a designated representative who shall be available to a designated representative of William for communication on all aspects of improvements and alterations, Plant 2 operations and maintenance, tailings dam coordination, environmental reporting, data collection and related activities being performed by Hecla.  The initial designated representative of Hecla shall be John Jordan.  The initial designated representative of William shall be Luis Serna. Each party may change its designated representative by written notice to the other party.

l)                                         Hecla shall maintain such liability and other insurance in respect of its activities on the Leased Premises as is customary in the mining industry including without limitation a Responsibilidad Civil policy providing civil liability coverage for operating the plant of at least $5.0 million which shall name William as an additional insured, it being the intention of the parties that the carrier of each party shall be liable for any and all losses covered by the above-described insurance.  Hecla’s civil liability policy shall contain provisions that no cancellation or material changes in the policies shall become effective except on thirty (30) days’ advance written notice thereof to William.  Hecla’s insurance policies shall be primary insurance without right of contribution from any policy carried by William.

SECTION 6 — LEASE PAYMENTS

a)                                     As consideration for this Lease, Hecla shall pay William, on the fifth day of each calendar month, the monthly fee for that month as set forth in Exhibit D and the other payments to be made by Hecla to William pursuant to this Agreement.  Hecla shall pay William an advance payment of $500,000 (the “Advanced Payment”), plus applicable VAT taxes on such amount, within five (5) days following (i) receiving the environmental permits required for its operations on the Leased Premises as set forth in Section 5(d) or (ii) its determination of a permitting strategy reasonably expected to result in its receipt of the environmental permits required for its operations on the Leased Premises.  The Advanced Payment shall be applied against scheduled payments set forth in Exhibit D that are subsequent to the date that the Advanced Payment, plus applicable VAT taxes, is paid by Hecla.

b)                                     In addition to the monthly lease payments described above (“Monthly Lease Payments”), Hecla shall pay William $22.00 per dry tonne of ore processed, plus applicable VAT taxes on such amount (“Monthly Per Tonne Payments”) calculated as set forth in Exhibit D, payable within 15 days following the end of the month in which the ore is processed.  Monthly Per Tonne Payment.  The amount of Monthly Per Tonne Payments may be reduced as provided in Section 9.

c)                                      Hecla shall make all payments to William pursuant to this Lease, including without limitation the $500,000 Advanced Payment, Monthly Lease Payments and Monthly Per Tonne Payments by wire transfer to the following bank account:

Minera William S.A. de C.V.

Scotiabank Inverlat, S.A.

########

########### (Acct #)

d)                                     William will be responsible for payment of the ownership taxes on the Leased Premises.

SECTION 7 - UTILITIES

a)                                     Hecla shall directly contract all utilities of any nature including sewer, gas, telephone and any other utilities that it may require in the Leased Premises, except that Hecla shall obtain electric power and water from William as set forth in Exhibit E and paragraph b) below.

b)                                     Hecla shall not use more than 600 cubic meters of water per day.  William agrees not to sell any water from its own wells to third parties during the Lease Term. During any period in which water availability to William from its own wells has decreased for any reason (other than the sale of water to third parties, which William has agreed in the preceding sentence not to do during the Lease Term), Hecla’s water usage shall be reduced, pro rata, at the same rate in which William’s overall water availability from its own wells has been reduced.  William shall have no liability to Hecla for damages of any kind if a sufficient amount of water is not available for Hecla’s planned operation of the Leased Premises.

SECTION 8 - REPAIRS AND MAINTENANCE

a)                                     Hecla shall be responsible at its sole expense, to maintain, service and repair, all the Leased Premises including without limitation maintenance of Plant 2, Equipment and any other equipment on the Leased Premises required to keep such in good working order in accordance with standard industry practices, recognizing that maintenance manuals may not be available for all equipment, and maintenance of the roads shown on Exhibit A.  Hecla may engage William to perform road maintenance at reasonable market rates.

b)                                     For the avoidance of doubt, William shall have no responsibility for maintenance, service or repair of, or hidden defects in, the Leased Premises, the Equipment, or any portion thereof or anything located thereon.

c)                                      In the event of a onetime catastrophic failure of or maintenance problem at Plant 2, the tailings facility or otherwise on the Leased Premises that would require expenditures in excess of $1,000,000 to restore Plant 2 to operation or result in a continuous period in excess of three months in which Hecla is unable to operate Plant 2, which does not result from the negligence or misconduct of Hecla or its consultants or contractors, Hecla shall promptly provide written notice thereof to William and Hecla shall have the right within thirty (30) days following such notice to terminate this Agreement without penalty.  In the event of a onetime catastrophic failure of or maintenance problem at Plant 2, the tailings facility or otherwise on the Leased Premises that would require expenditures in excess of $1,000,000 to restore Plant 2 to operation or result in a continuous period in excess of three months in which Hecla is unable to operate Plant 2, which results from the negligence or misconduct of Hecla or its consultants or contractors, Hecla shall promptly provide written notice thereof to William and will promptly at Hecla’s own cost either repair and restore the Leased Premises to their original condition or within thirty (30) days pay to William an amount equal to the cost of paying a reputable third party company experienced in the constructions, maintenance and repair of mills, tailings facilities or other failed or destroyed facilities to do so.

SECTION 9 — TAILINGS FACILITY

Hecla and William recognize that Hecla may wish to use in excess of a total volume of 80,000 cubic meters of tailings dam capacity during the Lease Term for the disposal of waste material from its operations at Plant 2.  Recognizing that significant time may be required to develop a tailings facility expansion plan acceptable to both parties, obtain necessary permits and approvals for such a plan and construct an expansion, Hecla and William shall meet prior to December 31, 2015 to discuss and negotiate a mutually agreeable method of expansion of the tailings facility, at Hecla’s cost, to accommodate any use by Hecla of tailings capacity in excess of 80,000 cubic meters while preserving flexibility for future tailings expansion by William following termination of this Agreement.  The parties shall cooperate in obtaining government approvals and permits for an agreed tailings expansion plan.  Should Hecla fund, complete and commence use of any tailings expansion, the Monthly Per Tonne Payment for tonnes processed by Hecla in excess of the number of tonnes processed that resulted in use by Hecla of a total volume of 80,000 cubic meters of tailings dam capacity shall be calculated at the rate of $14.50 per dry tonne processed.  If William and Hecla fail to reach agreement on a tailings facililty expansion plan or are not able to obtain necessary permits and approvals, Hecla will not use more than a total volume of 80,000 cubic meters of tailings dam capacity during the Lease Term and, upon reaching such volume limitation, Hecla may terminate this Agreement without penalty.

SECTION 10 - DESTRUCTION

OMITTED.

SECTION 11 - INSPECTION

a)                                     Promptly following execution and delivery of this Agreement, and prior to Hecla conducting any activities on the Leased Premises, an inspection of Plant 2 and related facilities will be conducted by an independent facilities auditor who has been selected as mutually agreeable by both parties. The auditor will prepare and deliver to both parties a report that documents the components of Plant 2 and the related facilities and the condition of such components.  The cost of this inspection is to be borne in equal shares by both William and Hecla.

b)                                     At the end of the Lease Term, the independent facilities auditor performing the inspection identified in paragraph (a), shall conduct an inspection of Plant 2 and related facilities to determine and document the then current condition of the components of Plant 2 and related facilities including whether each such component is in substantially the same condition as prior to occupancy by Hecla, ordinary wear and tear excepted, and for any component not in such condition, the repairs or replacements required to restore such component to such condition. The cost of this inspection is to be borne in equal shares by both William and Hecla. The cost for any identified repairs to return Plant 2 and related facilities to pre-occupancy condition, ordinary wear and tear excepted, shall be borne by Hecla.  Hecla shall complete such repairs within 45 days of termination of this Lease, and shall have access to the Leased Premises for this purpose.

c)                                      Representatives of William and Hecla may observe the inspections required by paragraphs a) and b) above, and may review and provide comments to the auditor regarding the auditor’s report within 10 days of receiving the same.  Following consideration of such comments, and incorporation of such comments as the auditor deems appropriate in its sole discretion, the auditor shall issue a final report to both parties.  The final report of the independent facilities auditor shall be final and binding on both parties with respect to the matters covered thereby.

d)                                     William shall have the right to enter and inspect the Leased Premises during business hours upon 24 hours prior written notice for the purpose of ascertaining the condition of the Leased Premises and compliance with the Lease requirements; provided, however, William shall use reasonable efforts to minimize any disruption to Hecla’s business in the Leased Premises during such entry.

e)                                      As used in this Lease, “ordinary wear and tear” shall exclude damage to or the use or wear of certain components for which Hecla will compensate William as set forth on Exhibit F.

SECTION 12 - ASSIGNMENT AND SUBLETTING

Hecla shall not assign, delegate or otherwise transfer this Lease or any of its rights or obligations hereunder, permit the Leased Premises or any part thereof to be used by any person or party other than Hecla, or sublet the Leased Premises or any portion thereof without prior written consent of William.  These restrictions apply equally to third parties and to Hecla’s subsidiary companies, parent, affiliated entities.

SECTION 13 - RETURN OF THE LEASED PREMISES

a)                                     Upon the expiration of the Lease Term or any Additional Term, as applicable, Hecla shall return the Leased Premises and Equipment to William in substantially the same condition as when received, except for ordinary wear and tear.

b)                                     Hecla shall have the option to remove its equipment, personal property and any improvements and alterations installed by Hecla within the Leased Premises (other than modifications to the tailings facility) within 30 days following termination of the Lease, and shall have the obligation to remove any such improvements and other alterations as requested in writing by William within 20 days following termination of the Lease.  Upon any such removal, Hecla shall restore the Leased Premises to a condition substantially similar to the condition when received by Hecla.  Removal of Hecla’s improvements and alterations shall be at Hecla’s sole cost.  Any equipment, personal property or alterations not removed by Hecla within this period shall be deemed to have been conveyed to William at no cost to William.

c)                                      If William believes that amounts payable to William under the Lease are outstanding following the Lease Term, William shall so notify Hecla in writing.  Hecla shall have the right to pay such amount directly to William.  In the event the Hecla does not pay such amount to William within 30 calendar days, William may draw the balance due from the financial security provided pursuant to Section 17, and the remaining balance of the financial security shall be released to Hecla within 30 calendar days following either Hecla’s payment to William of such amount or William’s draw from the financial security.

SECTION 14 - TERMINATION

a)                                     If Hecla is unable to use the Leased Premises to process ore for a period in excess of 90 continuous days commencing on or after January 1, 2016 due to a strike or labor dispute, order of an environmental or other regulatory agency, unavailability of water or power, event of the type described in Section 8(c), or other cause not related to Hecla’s San Sebastien mining operation or due to Hecla’s action or inaction, Hecla shall have the right to terminate the Lease without penalty by 10 days written notice to William.  In the event of such termination, Hecla shall pay to William within ten (10) days following such termination all amounts then due and payable under the Lease, other than amounts that may subsequently become payable pursuant to Section 11, which amounts shall be expended or paid by Hecla as set forth in Section 11.

b)                                     For the avoidance of doubt, in the event of termination of the Lease “without penalty,”  Hecla shall pay to William within ten (10) days following such termination all amounts then due and payable under the Lease, other than amounts that may subsequently become payable pursuant to Section 11, which amounts shall be expended or paid by Hecla as set forth in Section 11.

c)                                      If either party breaches any of its obligations under this Agreement and the breach is not substantially cured within the cure period specified below, then the other party may terminate this Agreement, without need of judicial resolution and no penalty, by 30 days written notice to the breaching party at any time before the breach is substantially cured.  The breaching party shall be entitled to a cure period of 5 days following written notice describing a breach of any payment obligation under the Lease, and to a cure period of 15 days following written notice describing a breach of any other obligation under the Lease provided that if a longer period is reasonably required to cure any such breach (other than a breach of payment obligation), the cure period shall be extended for as long as the breaching party is diligently prosecuting such cure to completion.  The existence of a breach, notice and diligent prosecution of a cure pursuant to this paragraph (c) shall not prevent a party from exercising its termination rights under any other paragraph.

d)                                     Hecla may terminate this Agreement for convenience upon sixty (60) days written notice to William.  If Hecla terminates this Agreement for convenience prior to the end of the initial Lease Term on December 31, 2016, Hecla shall pay to William upon such termination an amount equal to the Monthly Lease Payment of $125,000 per month for each month remaining in the initial Lease Term.

SECTION 15 - BROKERAGE

William and Hecla each warrant to the other that it has had no dealings with any real estate broker or agent or other third party in connection with the negotiation of this Lease, and that it knows no real estate broker or agent or other third party who is or might be entitled to a commission or other such payment in connection with this Lease.

SECTION 16 - AUDITING

Hecla shall make available at the Leased Premises for the inspection of William all books and records related to its operations and activities on the Leased Premises, and William shall have the rights to audit such books and records from time to time. Hecla shall have the right to exclude from William’s inspection or audit the identification of its vendors and suppliers and other information regarding its operating and other costs (other than repair and maintenance costs), marketing, sales and financial results. William and Hecla shall attempt to select times that are mutually acceptable to each Party for the inspection of records.

SECTION 17 — FINANCIAL SECURITY

Within 10 days following the date of this Lease, Hecla shall furnish William with a $1,000,000 letter of credit, bond, or other such financial instrument in a form acceptable to William as security of its obligations under this Lease.  William shall be entitled to draw on such financial instrument to satisfy any payment obligations of Hecla that are not timely paid as required by this Lease including without limitation Section 14 hereof.

SECTION 18 — INDEMNIFICATION

a)                                     Each of Hecla and William agrees to indemnify, defend and hold harmless the other party (and its respective officers, affiliates, directors, successors, and assigns) from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorney’s fees and expenses, consultant’s fees and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by such other party and its successors as a result of:

(i)                                     any breach by Hecla or William of any of its respective representations, warranties, covenants and obligations set forth in this Agreement; or

(ii)                                  any operations or activities engaged in by Hecla or William on the Leased Premises, including without limitation any matter, condition or state of fact involving environmental laws or hazardous materials or environmental liabilities which may arise during the term of this Agreement and that is caused by Hecla or William as a result of its operations on the Leased Premises.

b)                                     Each of Hecla and William, hereto, within 5 days after the service of process upon either of them in a lawsuit, including any notices of any court action or administrative action (or any other type of action or proceeding), or promptly after either of them, to its respective knowledge, shall become subject to, or possess actual knowledge of, any damage, liability, loss, cost, expense, or claim to which the indemnification provisions of this Section 18 relate, shall give written notice to the other party setting forth the facts relating to the claim, damage, or loss, if available, and the estimated amount of the same. “Promptly” for purposes of this paragraph shall mean giving written notice within 5 days.  Failure by Hecla or William to provide prompt notification to the indemnifying party not relieve the indemnifying party of its indemnification obligations hereunder unless the indemnifying party is materially prejudiced thereby. Upon receipt of such notice relating to a lawsuit, the indemnifying party shall be entitled to:

(i)                                     participate at its own expense in the defense or investigation of any claim or lawsuit; or

(ii)                                  assume the defense thereof, in which event the indemnifying party shall not be liable to the indemnified party for legal or attorney fees thereafter incurred by the indemnified party in defense of such action or claim; provided, that if the indemnified party may have any unindemnified liability out of such claim, the indemnified party shall have the right to approve the counsel selected by the indemnifying party, which approval shall not be withheld unreasonably.

If the indemnifying party assumes the defense of any claim or lawsuit, all costs of defense of such claim or lawsuit shall thereafter be borne by the indemnifying party and the indemnifying party shall have the authority to compromise and settle such claim or lawsuit, or to appeal any adverse judgment or ruling with the cost of such appeal to be paid by the indemnifying party; provided, however, if the indemnified party may have any unindemnified liability arising out of such claim or lawsuit then the indemnifying party shall have the authority to compromise and settle each such claim or lawsuit only with the written consent of the indemnified party, which shall not be withheld unreasonably.  The indemnified party may continue to participate in any litigation at its expense after the indemnifying party assumes the defense of such action. In the event the indemnifying party does not elect to assume the defense of a claim or lawsuit, the indemnified party shall have authority to compromise and settle such claim or lawsuit only with the written consent of the indemnifying party, which consent shall not be unreasonably withheld, or to appeal any adverse judgment or ruling, with all costs, fees, and expenses indemnifiable under this Section 18 hereof to be paid by the indemnifying party. Upon the indemnified party’s furnishing to the indemnifying party an estimate of any loss, damage, liability, or expense to which the indemnification provisions of this Section 18 relate, the indemnifying party shall pay to indemnified party the amount of such estimate within 10 days after receipt of such estimate.

SECTION 19 — NOTICES

Notice to William or Hecla pursuant to this Agreement shall be given when made in writing and delivered personally, sent by prepaid reputable courier service, or transmitted by facsimile transition with return receipt confirmed, to such party at the following addresses.  William or Hecla may change its address for purposes of this Section 19 by written notice to the other party.

In the case of a notice to William at:

Minera William S.A. de C.V.

Calle Río Tamesis No. 2505

Colonia Magdalenas

C.P. 27010

Torreón, Coahuila

Mexico

Attention:  General Manager, Velardena Operations

Fax:

Tel:  ##(###) #######

With a copy, which shall not constitute notice, at:

Golden Minerals Company

350 Indiana Street, Suite 800

Golden, Colorado, 80401

United States

Attention:  Chief Executive Officer

Fax:  #(###) ###-####

Tel:   #(###) ###-####

In the case of a notice to Hecla at:

Minera Hecla, S.A. de C.V.

Attn: President

Av. 20 de Noviembre No. 519 Oriente,

Col. Centro, Durango, Durango

Mexico

Fax:

Tel:

With a copy, which shall not constitute notice, to:

Hecla Limited

Attn: President

6500 N. Mineral Dr., Ste 200

Coeur d’Alene, ID 83815

United States

Fax:

Tel:

SECTION 20 - GOVERNING LAW AND JURISDICTION

This Agreement shall be governed and construed in accordance with the laws of the state of Colorado (other than its rules as to conflicts of law) and the laws of the United States as applicable. The exclusive venue for any dispute pursuant to or action to enforce this Agreement shall in the state or federal courts located in Denver Colorado, and each of Hecla and William hereby submits to the jurisdiction thereof.

SECTION 21 — LANGUAGE AND MISCELLANEOUS

a)                                     This Agreement is executed in the English language. In case of the preparation of a Spanish version of this Agreement, the English language version of this Agreement shall prevail in the event of any discrepancy between the English and Spanish versions.

b)                                     This Agreement may be executed by each of William and Hecla in counterparts and by facsimile, or by electronic delivery, each of which when so executed and delivered shall be an original, but both such counterparts, whether executed and delivered in the original or by facsimile or by electronic delivery, shall together constitute one and the same agreement.

c)                                      All dollar references in this Agreement are to United States dollars.

d)                                     In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement contemplated hereby.

e)                                      This Agreement may not be amended or modified, nor may any obligation hereunder be waived, except by writing duly executed on behalf of both parties, and unless otherwise specifically provided in such writing, any amendment, modification, or waiver shall be effective only in the specific instance and for the purpose it is given.

f)                                       Neither party shall have liability to the other party for lost profits or consequential, punitive, incidental, special or direct damages.

g)                                      The following Sections of this Lease shall survive termination of the Lease: 6, 11, 13 and 16 through 21.

h)                                     This Agreement and the Contrato de Servidumbre de Paso between Hecla and William constitute all of the agreements among the parties with respect to the subject matter hereof and thereof.

i)                                         Whenever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.  Use of the word “including” in this Agreement means “including without limitation” or “including but not limited to.”  Each of the Exhibits and Schedules attached to this Agreement is incorporated into the Agreement by this reference.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date and year first above written.

WILLIAM

By:	/s/ Robert P. Vogels

Print Name:	Robert P. Vogels

Title:	Vice President and Director

HECLA

By:	/s/ John Jordan

Print Name:	John Jordan

Title:	Vice President Technical Services

EXHIBIT D

LEASE PAYMENTS

As consideration for this Lease, Hecla shall pay to William the fees set forth on or before the dates set forth as follows:

Monthly Lease Payments

Hecla shall pay to William, on or before the fifth day of each calendar month the following Monthly Lease Payment, plus VAT:

Period 1: July 1, 2015 through September 30, 2015:	$25,000 per month
Period 2: October 1, 2015 through December 31, 2015:	$50,000 per month
Period 3: January 1, 2016 until Lease termination	$125,000 per month

If, during Periods 1 or 2, the water usage by Hecla on any day is in excess of 300 cubic meters or the mill feed on any day exceeds 50 tonnes of rock. The Monthly Lease Payment will be increased to $125,000 per month for the calendar month in which such water use or mill feed amount occurred and shall remain at such rate until the termination of the Lease.

Monthly Per Tonne Payments

Except as specified in the final paragraph below, Hecla shall pay to William monthly the amount of $22.00 per dry tonne (or such reduced amount as may become applicable pursuant to Section 9) for each dry tonne of material processed through Plant 2 during the preceding month, plus VAT, to be calculated, verified and paid as follows.

Within 10 working days following the end of each calendar month, Hecla shall deliver to William a written statement of the number of total dry tonnes of material processed through Plant 2 (the “Processed Tonnes”) during the preceding month, accompanied by supporting information including without limitation the metallurgical balance, track weights and belt weights for the preceding month.  Within 5 days following receipt of a factura from William in the amount of the Monthly Per Tonne Payment based on the Processed Tonnes reported, plus VAT, Hecla shall pay to William such amount by wire transfer to the account specified by William.

If William disputes the Processed Tonnes reported by Hecla for any month, William shall so notify Hecla in writing within 60 days of receiving Hecla’s statement.  Representatives of William and Hecla shall meet within 5 working days following such notice to discuss and try to resolve such dispute.  If representatives of William and Hecla have failed to resolve such dispute within 10 working days of their initial meeting, either William or Hecla may refer such dispute to the independent facilities auditor for resolution.  William and Hecla shall promptly provide the independent facilities auditor with any information he requests.  The independent facilities auditor shall endeavor to deliver within 60 days his decision setting forth his determination of the number of Processed Tonnes for the month in question.  The decision of the independent facilities auditor shall be final and binding on the parties hereto, and any adjustment to the Monthly Per Tonne Payment for the month in question required as a result of his decision shall be reflected on the next factura for Monthly Per Tonne Payments issued by William.

For any calendar month following January 1, 2016 in which Hecla has not processed at least 6,000 dry tonnes, the total Monthly Per Tonne Payment shall be equal to $22.00 (without reduction pursuant to Section 9) multiplied by 6,000, plus VAT, which shall be paid by Hecla by wire transfer to the account specified by William within 5 days following receipt of a facture from William in the amount of such Monthly Per Tonne Payment, plus VAT.